Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

Series E CONVERTIBLE PREFERRED STOCK

OF

STEEL CONNECT, INC.

_______________

(Pursuant to Section 151 of the Delaware General Corporation Law)

_______________

Steel Connect, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and in accordance with Section 141 of the Delaware General Corporation Law, the following resolution was adopted by the Board at a meeting of the Board duly held on April 30, 2023, which resolution remains in full force and effect on the date hereof:

RESOLVED, that the Board, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, hereby authorizes the issuance of a series of preferred stock designated as the Series E Convertible Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation which are applicable to the Corporation’s preferred stock of all classes and series) as follows:

1. Designation, Amount and Par Value. Pursuant to this Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of the Corporation (this “Certificate of Designations”), there is hereby designated a series of the Corporation’s authorized preferred stock having a par value of $0.01 per share (the “Preferred Stock”), which series shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”), and the number of shares so designated shall be Three Million Five Hundred Thousand (3,500,000). Each share of Series E Preferred Stock shall have a par value of $0.01 per share.

2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms have the meanings indicated. Capitalized terms used but not defined in this Certificate of Designations shall have the respective meanings given to them in the Transfer and Exchange Agreement (as defined below):

“Board” has the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” has the meaning set forth in Section 1.

“Certificate of Incorporation” has the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Date” has the meaning set forth in Section 7(a).

“Conversion Notice” has the meaning set forth in Section 7(a).

“Conversion Price” has the meaning set forth in Section 7(a).

“Corporation” has the meaning set forth in the preamble to this Certificate of Designations.

“DTC” means The Depository Trust Corporation.

“Eligible Market” means any of the following: the Principal Market, the New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Capital Market or the OTC Bulletin Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fractional Cash Payment” has the meaning set forth in Section 7(f).

“Holder” means any holder of Series E Preferred Stock.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than the Series C Preferred Stock and the Series E Preferred Stock.

“Liquidation Event” means any of the following: (i) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (ii) any merger or consolidation in which the Corporation is a constituent party or a Significant Subsidiary is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation such that the stockholders of the Corporation prior to such merger or consolidation hold less than 50.0% of the aggregate voting securities of the Corporation following such merger or consolidation, or (iii) any sale of all or substantially all of the assets or capital stock of the Corporation or one or more Significant Subsidiaries if substantially all of the assets of the Corporation are held by such Significant Subsidiary or Significant Subsidiaries.

“Majority Holders” means, as of any date of determination, the holders of a majority of the then outstanding shares of Series E Preferred Stock.

“Nasdaq Proposal” means the proposal to consider and vote upon the rights of the Holders to vote and receive dividends together with the holders of Common Stock on an as-converted basis and the issuance of Common Stock upon conversion of the Series E Preferred Stock by the Holders at their option, as required by the rules and regulation of the Principal Market.

“Original Issue Date” with respect to any share of Series E Preferred Stock means the date of the first issuance of such share of the Series E Preferred Stock, regardless of the number of transfers of any particular shares of Series E Preferred Stock thereafter and regardless of the number of certificates that may be issued to evidence shares of Series E Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock corporation, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” has the meaning set forth in Section 1.

“Principal Market” means The Nasdaq Capital Market.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” means the Corporation’s Series C Convertible Preferred Stock, par value $0.01 per share.

“Series E Preferred Stock” has the meaning set forth in Section 1.

“Series E Preferred Stock Register” has the meaning set forth in Section 4.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X.

“Stockholder Approval” means approval of the Nasdaq Proposal by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and the Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class.

“Subsidiary” means at any time, any Person (other than a natural person or Governmental Entity) which the Corporation (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than a majority of the capital stock or equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded); provided that Trading Day shall not include any day on which the Common Stock is scheduled to trade on the Principal Market (or, if not traded on the Principal Market, in any applicable Eligible Market) for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded) does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time.

“Transaction Documents” means this Certificate of Designations, the Transfer and Exchange Agreement, and any other documents, certificates or agreements executed or delivered in connection with the transactions contemplated by the Transfer and Exchange Agreement.

“Transfer and Exchange Agreement” means the Transfer and Exchange Agreement, dated on or about the date hereof, by and among the Corporation, Steel Partners Holdings L.P., a Delaware limited partnership, Steel Excel, Inc., a Delaware corporation, and WebFinancial Holding Corporation, a Delaware corporation, as amended from time to time.

“Underlying Shares” means the shares of Common Stock issued or issuable (i) upon conversion of the Series E Preferred Stock pursuant to this Certificate of Designations, or (ii) in satisfaction of any other obligation or right of the Corporation to issue shares of Common Stock pursuant to this Certificate of Designations, and in each case, any securities issued or issuable in exchange for or in respect of such securities.

3. Dividends.

(a) Holders are not entitled to receive any dividends or other distributions from the Corporation except as provided in this Section 3. Following the date on which Stockholder Approval is obtained, Holders will be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends or other distributions on the shares of Common Stock as if, immediately prior to each record date for payment of dividends or other distributions on the Common Stock, shares of Series E Preferred Stock then outstanding were converted into shares of Common Stock. Dividends or other distributions payable pursuant to this Section 3 will be payable on the same date that such dividends or other distributions are payable to holders of shares of Common Stock, and no dividends or other distributions will be payable to holders of shares of Common Stock unless dividends or such other distributions contemplated by this Section 3 are also paid at the same time in respect of the Series E Preferred Stock.

(b) Notwithstanding the foregoing, the Corporation may not pay dividends by issuing Common Stock to any Holder unless, at such time, the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance.

4. Registration of Issuance and Ownership of Series E Preferred Stock. The Corporation shall register the issuance and ownership of shares of the Series E Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series E Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder as the absolute owner thereof for the purpose of any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series E Preferred Stock in the Series E Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series E Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6. Liquidation.

(a) Upon the occurrence of any Liquidation Event, the Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share in cash equal to $58.1087 (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series E Preferred Stock (the “Series E Preferred Stock Liquidation Preference”).

(b) If, upon the occurrence of a Liquidation Event, the assets and funds distributed among the Holders shall be insufficient to permit the payment to such Holders of the full Series E Preferred Stock Liquidation Preference, then (x) the Corporation shall take any action necessary or appropriate, to the extent permissible under applicable law and reasonably within its control, to remove promptly any impediments to its ability to pay the total Series E Preferred Stock Liquidation Preference, including to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such payment, and (y) the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the aggregate Series E Preferred Stock Liquidation Preference that would otherwise be payable to each of such Holders with respect to the Series E Preferred Stock.

(c) In the event that the Series E Preferred Stock Liquidation Preference is not paid with respect to any shares of Series E Preferred Stock as required to be paid pursuant to this Section 6, such shares shall continue to be entitled to dividends thereon as provided in Section 3. In the event that the Series E Preferred Stock Liquidation Preference is not paid with respect to any shares of Series E Preferred Stock as required to be paid pursuant to this Section 6, all such shares shall remain outstanding and entitled to all the rights and preferences provided herein.

(d) To the extent not prohibited by applicable law, upon the occurrence of a Liquidation Event, following completion of the distributions to the holders of Series C Preferred Stock and those required by Section 6(a) (including without limitation the payment in full of the Series E Preferred Stock Liquidation Preference), if assets or surplus funds remain in the Corporation, no further payments shall be due with respect to the Series C Preferred Stock or Series E Preferred Stock, and the holders of Junior Securities shall share in all remaining assets of the Corporation.

(e) The Corporation shall provide written notice of any Liquidation Event to each record Holder, if practicable, not less than thirty (30) days prior to the payment date or effective date thereof, or, if not practicable to provide prior notice, promptly upon the occurrence thereof.

(f) In the event that, immediately prior to the closing of a Liquidation Event, the cash distributions required by Section 6(a) have not been made, the Corporation shall forthwith either: (i) make payment of such distributions upon or immediately following the closing of such Liquidation Event; (ii) cause such closing to be postponed until such time as such cash distributions have been made; or (iii) cancel such transaction, in which event the rights, preferences and privileges of the Holders shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under Section 6(e) and no additional amounts shall be due and owing by the Corporation pursuant to Section 6(c).

7. Conversion Rights.

Subject to Section 3(b), the Holders shall have the following rights and restrictions with respect to the conversion of the Series E Preferred Stock into shares of Common Stock:

(a) Conversion. Prior to obtaining the Stockholder Approval, the Series E Preferred Stock will not be convertible into Common Stock or any other security of the Corporation. Following the date on which Stockholder Approval is obtained, Holder, may, at its option, convert all or any shares of Series E Preferred Stock held by such Holder into Common Stock based on a conversion price of $1.10 (the “Conversion Price”) for the Series E Preferred Stock, by delivering to the Corporation a conversion notice (the “Conversion Notice”), in the form attached hereto as Annex A, properly completed and duly executed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b) Mechanics of Conversion.

(i) The number of shares of Common Stock issuable upon any conversion of shares of Series E Preferred Stock hereunder shall equal the quotient of (x) the product of (A) the Series E Preferred Stock Liquidation Preference (as adjusted for any stock split of the Series E Preferred Stock, stock combination of the Series E Preferred Stock or other similar transaction of the Series E Preferred Stock) multiplied by, (B) the number of shares of Series E Preferred Stock to be converted, divided by, (y) the Conversion Price on the Conversion Date.

(ii) Upon conversion of any shares of Series E Preferred Stock, the Corporation shall promptly (but in no event later than three (3) Trading Days after the Conversion Date) (i) credit the number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System, or (ii) in the event that clause (i) is not applicable, issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.

(iii) The Holder shall not be required to deliver the original certificate(s) evidencing the Series E Preferred Stock being converted in order to effect a conversion of such Series E Preferred Stock hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series E Preferred Stock; provided that the cancellation of the original certificate(s) shall not be deemed effective until a certificate for such Underlying Shares is delivered to the Holder, or the Holder or its designee receives a credit for such Underlying Shares to its balance account with the DTC through its Deposit Withdrawal Agent Commission System. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series E Preferred Stock.

(iv) The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of shares of Series E Preferred Stock in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, or the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination.

(c) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares provided for elsewhere in this Section 7), in any such event each Holder shall then have the right to convert Series E Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series E Preferred Stock after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series E Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series E Preferred Stock, if the Series E Preferred Stock is then convertible pursuant to this Section 7, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder so requesting at the Holder’s address as shown in the Corporation’s books. Failure to request or provide such notice shall have no effect on any such adjustment.

(f) Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional shares of Common Stock on conversion of Series E Preferred Stock. Subject to Section 7(h), if any fraction of a share of Common Stock would, except for the provisions of this Section 7(f), be issuable upon conversion of Series E Preferred Stock, the number of shares of Common Stock to be issued will be rounded down to the nearest whole share, and the Corporation shall, in lieu of issuing any fractional share, pay an amount of cash equal to the product of such fraction multiplied by the Conversion Price on the date of conversion (each such payment in cash, the “Fractional Cash Payment”).

(g) Payment of Taxes. The Corporation will pay all documentary, stamp, transfer (but only in respect of the registered Holder thereof) and other similar taxes that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered. Holders shall be liable for any income, capital gain or similar tax imposed in connection with such transfer.

(h) Restrictions. Notwithstanding anything else set forth in this Section 7 to the contrary, the Corporation shall not be required to pay any Fractional Cash Payments pursuant to Section 7(f) to any Holder if the payment of such Fractional Cash Payments would cause the Corporation to violate any applicable law or regulation or order. The Corporation shall pay any Fractional Cash Payments owed by it but that it did not pay pursuant to the immediately preceding sentence on the date that is on or before the day that is five (5) days after the Corporation is first able to pay such Fractional Cash Payments without violating any applicable law or regulation or order.

8. Redemption. The Corporation shall not have any right to redeem the Series E Preferred Stock and the Holder shall not have any right to cause the Corporation to redeem the Series E Preferred Stock.

9. Replacement Certificates. If any certificate evidencing Series E Preferred Stock, or Common Stock deliverable pursuant to this Certificate of Designations, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

10. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of shares of Common Stock which are then issuable and deliverable pursuant to this Certificate of Designations, in each case free from preemptive rights or any other contingent purchase rights of Persons other than the Holders. All shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue Underlying Shares as required hereunder, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

11. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email or facsimile at the email address or facsimile number specified in this Section 11 prior to 5:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via email or facsimile at the email address or facsimile number specified in this Section 11 on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address or facsimile number for such communications shall be: (i) if to the Corporation, to the address or facsimile number therefor set forth in the Transfer and Exchange Agreement, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 11.

12. Voting Rights. Prior to obtaining the Stockholder Approval, the Series E Preferred Stock will be non-voting and will not have the right to vote on any matters presented to the stockholders of the Corporation. Following the date on which Stockholder Approval is obtained, each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Holder shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series E Preferred Stock held of record by such Holder is convertible as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent.

13. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and the Majority Holders. Any of the rights of the Holders set forth herein may be waived by the affirmative vote or by written consent of the Majority Holders, except that each Holder may waive its own rights as provided in this Certificate of Designations. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed as of this 30th day of April, 2023.

STEEL CONNECT, INC.

By:	/s/ Jason Wong
	Name:	Jason Wong
	Title:	Chief Financial Officer and Treasurer

ANNEX A

NOTICE OF CONVERSION
(To be Executed by the Registered Holder in order
to Convert Shares of Series E Preferred Stock)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series E Preferred Stock indicated below, represented by stock certificate No(s). ___________, into shares of common stock, par value $0.01 per share (the “Common Stock”), of Steel Connect, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________

Number of shares of Series E Preferred Stock owned prior to Conversion: ____________________

Number of shares of Series E Preferred Stock to be Converted: ____________________________

Number of shares of Common Stock to be Issued: ______________________________________

Address for delivery of physical certificates: _________________________________________

or

for DWAC Delivery:

DWAC Instructions:

Broker no: ______________

Account no: ____________

[HOLDER]

By:
Name:
Title:
Date:

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